                                                                      EXHIBIT 23




                              Accountants' Consent



The Board of Directors
Transpirator Technologies, Inc.
New Brunswick, New Jersey:

We consent to the use of our report dated June 28, 1998 relating to the balance sheets as of March 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1998 of Transpirator Technologies, Inc., in the Annual Report for 1998 on Form 10-K of Transpirator Technologies, Inc.




HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
July 10, 1998